Exhibit 10(iii)A(2)

Acuity Brands, Inc.

Management Compensation and Incentive Plan

Fiscal Year 2005 Plan Rules for Executive Officers

During the first quarter of fiscal year 2005, the Compensation Committee of the Board of Directors of Acuity Brands, Inc. adopted plan rules for potential cash bonuses to be earned by executive officers for fiscal year 2005 under the Corporation’s Management Compensation and Incentive Plan. The plan rules for each executive officer consist of a target bonus amount, stated as a percentage of gross salary, subject to the application of negative discretion by the Committee. The target bonus is based on achievement of specified financial performance measures, and the actual bonus earned increases or decreases in relationship to the level of achievement of the financial performance measures, with no bonus payable (other than possible discretionary bonuses) if financial performance is below a specified threshold level.

The performance measures consist of specified targets for:

Headquarters-Based Executive Officers

•	Diluted Earnings per Share, including the effect of asset impairments and gains or losses on sales of property or business, and excluding miscellaneous other income or expense;

•	Consolidated EBIT Margin, calculated as earnings before interest and taxes divided by net sales; and

•	Cash Flow Sufficient to Reduce Debt to Specified Amounts, calculated as the reduction in debt, plus or minus the change in cash, plus cash used for acquisitions, less cash generated from stock issuances.

Executive Officers Serving as Business Unit Presidents

•	Business Unit Operating Profit, including the effect of asset impairments and gains or losses on sales of property or business, and excluding miscellaneous other income or expense;

•	Business Unit Operating Profit Margin, calculated as operating profit (as defined above) divided by net sales; and

•	Business Unit Cash Flow, calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property of business, and excluding cash used for acquisitions.

The percentage of gross salary applied to the actual bonus earned is based on competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies.

Achievement of performance levels is determined by the Compensation Committee following the completion of the fiscal year and amounts are subject to the application of negative discretion by the Committee.